Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of TransAtlantic Petroleum Ltd.

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-162814) and the Registration Statement on Form S-3 (File No. 333-167418) of TransAtlantic Petroleum Ltd. (the “Company”) of our reports dated April 21, 2011 on the consolidated balance sheets of TransAtlantic Petroleum Ltd. as at December 31, 2010 and 2009, and the consolidated statements of operations and comprehensive loss, equity and cash flows for each of the years in the three-year period ended December 31, 2010 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, which report appears in the Form 10-K of TransAtlantic Petroleum Ltd. dated April 21, 2011.

Our report dated April 21, 2011 contains an explanatory paragraph that states the Company has suffered recurring losses from operations, has a working capital deficiency and significant commitments, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report dated April 21, 2011 on the effectiveness of internal control over financial reporting as of December 31, 2010, expresses an opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2010 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

•	The Company did not maintain an effective control environment.

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The Company did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience, and training in the application of U.S. GAAP and in internal control over financial reporting commensurate with its financial reporting requirements and business environment.

•	The Company did not maintain an effective anti-fraud program designed to detect and prevent fraud relating to an ongoing program to manage identified fraud risks.

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The Company did not design and maintain effective controls for the review, supervision and monitoring of its accounting operations throughout the organization and for monitoring and evaluating the adequacy of its internal control over financial reporting.

•	The Company did not maintain effective controls over the preparation, review and approval of all financial statement account reconciliations.

•	The Company did not maintain effective controls over the recording and monitoring of intercompany accounts.

•	The Company did not maintain effective controls over the re-measurement and translation of its foreign entity account balances.

•	The Company did not maintain effective controls over the review, approval, documentation and recording of its journal entries.

•	The Company did not maintain adequate controls to integrate the accounting functions of its foreign entities.

•	The Company did not maintain effective controls over its information technology general controls.

•	The Company did not maintain an effective period-end financial statement closing process.

Our report dated April 21, 2011 on the effectiveness of internal control over financial reporting as of December 31, 2010 contains an explanatory paragraph that states the Company acquired Amity Oil International Pty. Ltd. (“Amity”) and Petrogas Petrol Gaz ve Petrokimya Ürünleri Inşaat Sanayi ve Ticaret A.Ş. (“Petrogas”) during 2010, and management has excluded the internal control over financial reporting of Amity and Petrogas from its assessment of effectiveness of the Company’s internal control over financial reporting as of December 31, 2010. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of Amity and Petrogas.

“KPMG LLP” (signed)

Chartered Accountants

Calgary, Canada

April 21, 2011